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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            SFBC International, Inc.
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             (Exact name of registrant as specified in its charter)

                  Delaware                            59-2407464
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       (State or other jurisdiction of         (I.R.S. Employer

        incorporation or organization)        Identification No.)

                    11190 Biscayne Boulevard, Miami, FL 33181
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       (Address of Principal Executive Offices)        (Zip Code)

               Second Amended and Restated 1999 Stock Option Plan
                           and Stock Option Agreements
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                            (Full title of the plan)

                               Mr. Arnold Hantman
                            SFBC International, Inc.
                    11190 Biscayne Boulevard, Miami, FL 33181
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                     (Name and address of agent for service)

                                 (305) 895-0304
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          (Telephone number, including area code, of agent for service)



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                         CALCULATION OF REGISTRATION FEE

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Title of each                             Proposed maximum         Proposed maximum
class of securities     Amount to be      offering price           aggregate offering       Amount of
to be registered        registered (1)    per share (2)            price                    registration fee
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
Common Stock            1,775,000         $25.02                   $44,410,500              $4,085.77
---------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low price of the registrant's common stock as quoted on the Nasdaq National Market System on March 26, 2002.

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          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

        We will send or give the documents containing the information specified in Part I of Form S-8 to employees and/or consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information

        We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Mr. David Natan, SFBC International, Inc., 11190 Biscayne Boulevard, Miami, Florida 33181.

Part II-Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

       The documents listed below are incorporated by reference in the registration statement:

    . Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed;

    . All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to above;

    . The description of our common stock contained in the Registration Statement on Form SB-2 filed on September 7, 2001, File No. 333-69112, including any amendments or reports filed for the purpose of updating such description; and

    . All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4. Description of Securities.

       Not Applicable.


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Item 5. Interests of Named Experts and Counsel.

       Harris & Gilbert, LLP, in West Palm Beach, Florida, will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm own 19,000 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

       Our certificate of incorporation, as amended, provides that we shall indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Delaware law as it now exists. We also cannot indemnify our officers and directors when we assert a direct claim against them. We have entered into indemnification agreements with our officers and directors providing for indemnification and containing an advancement of expenses provision. Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable such indemnification shall apply only if approved by the court in which the action was brought. Any other indemnification shall be made by a majority vote of the board of directors (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the board of directors or by independent legal counsel in a written opinion, or by a majority vote of stockholders (excluding any stockholders who were parties to such action).

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SFBC International, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

       We issued a total of 1,119,334 options to our employees under the Second Amended and Restated 1999 Stock Option Plan at exercise prices ranging from $1.25 to $25.80 per share of common stock. We also issued a total of 125,000 options to our employees and consultants pursuant to stock option agreements at exercise prices ranging from $6.00 to $9.15 per share of common stock. These options were issued in private transactions that were exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) and Rule 506 of Regulation D.


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Item 8. Exhibits.

EXHIBIT NUMBER       ITEM

Exhibit 4.1          Second Amended and Restated 1999 Stock Option Plan/1/
Exhibit 4.2          Non-Qualified Stock Option Agreement of Raymond R. Carr
Exhibit 4.3          Non-Qualified Stock Option Plan of Roger Taft
Exhibit 4.4          Non-Qualified Stock Option Plan of Jerry Seifer
Exhibit 5            Legal Opinion
Exhibit 23.1         Consent of Grant Thornton, LLP
Exhibit 23.2         Consent of Kaufman, Rossin & Co.
Exhibit 23.3         Consent of Harris & Gilbert, LLP/2/

/1/     Contained in Form 10-KSB filed on April 1, 2002.

/2/     Contained in the legal opinion.

Item 9. Undertakings.

       (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 1, 2002.

                                                SFBC International, Inc.

                                                By /s/ Arnold Hantman
                                                --------------------------------
                                                Arnold Hantman
                                                Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.


          Signatures                      Title                                 Date
/s/ Lisa Krinsky, M.D.         Chairman of the Board of Directors        April 1, 2002
-----------------------
Lisa Krinsky, M.D.

/s/ Arnold Hantman             Director                                  April 1, 2002
-----------------------
Arnold Hantman

/s/ David Natan                Vice President of Finance                 April 1, 2002
-----------------------
David Natan                    (Principal Financial Officer)

/s/ Ramiro Casanas             Chief Accounting Officer                  April, 1, 2002
-----------------------
Ramiro Casanas


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


/s/ Jack Levine                     Director                       April 1, 2002
---------------------------
Jack Levine

/s/ Dr. Leonard Weinstein           Director                       April 1, 2002
---------------------------
Dr. Leonard Weinstein

/s/ William  C. Willis, Jr.         Director                       April 1, 2002
---------------------------
William C. Willis, Jr.


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

                                  EXHIBIT INDEX

EXHIBIT NUMBER         ITEM

Exhibit 4.1            Second Amended and Restated 1999 Stock Option Plan/1/
Exhibit 4.2            Non-Qualified Stock Option Agreement of Raymond R. Carr
Exhibit 4.3            Non-Qualified Stock Option Plan of Roger Taft
Exhibit 4.4            Non-Qualified Stock Option Plan of Jerry Seifer
Exhibit 5              Legal Opinion
Exhibit 23.1           Consent of Grant Thornton, LLP
Exhibit 23.2           Consent of Kaufman, Rossin & Co.
Exhibit 23.3           Consent of Harris & Gilbert, LLP/2/

/1/ Contained in Form 10-KSB filed on April 1, 2002.

/2/ Contained in the legal opinion.


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